CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated December 11, 2015 with respect to the audited balance sheet of Road Marshall, Inc. as of September 30, 2015 and the related statement of operations, changes in stockholders’ deficit, and statement of cash flows for the period from September 17, 2015 (inception) through September 30, 2015.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December 11, 2015